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                                  United States

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): OCTOBER 6, 2004


                           CITGO PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)



         DELAWARE                           1-14380                           73-1173881
(State or other jurisdiction of     (Commission File Number)    (I.R.S. Employer Identification No.)
incorporation or organization)


                   1293 ELDRIDGE PARKWAY, HOUSTON, TEXAS 77077
               (Address of principal executive office) (Zip Code)


                                 (832) 486-4000
              (Registrant's telephone number, including area code)

         ONE WARREN PLACE, 6100 SOUTH YALE AVENUE, TULSA, OKLAHOMA 74136
          (Former name or former address, if changed since last report)




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 8.01 OTHER EVENTS

On October 6, 2004, a Consent Decree was lodged with the U.S. District Court for the Southern District of Texas that memorialized a settlement by CITGO Petroleum Corporation ("CITGO") with the United States and the states of Louisiana, Illinois, New Jersey and Georgia relating to notices of violation ("NOVs") received by CITGO in January and July 2001 from the U.S. Environmental Protection Agency ("U.S. EPA") alleging violations of the federal Clean Air Act of 1990 ("CAA"). The NOVs were an outgrowth of an industry-wide and multi-industry U.S. EPA enforcement initiative alleging that many refineries, electric utilities and other industrial sources modified air emission sources without obtaining permits or installing new control equipment under the New Source Review provisions of the CAA.

The Consent Decree provides for the implementation of control equipment at CITGO's refineries, and a supplemental environmental project at its Corpus Christi, Texas refinery. CITGO estimates that the cost of the settlement could range up to $325 million. That cost estimate includes a civil penalty of $3.6 million, which is split between the U.S. EPA and the states. CITGO accrued for the penalty during 2003. The remainder of the cost estimate consists of capital costs that will be incurred over a period of time, primarily between 2004 and 2009.

Capital expenditures for regulatory and environmental projects from 2004 through 2008 are estimated to be as follows:

                                         2004   2005   2006   2007   2008   TOTAL
                                         ----   ----   ----   ----   ----   -----
                                                        (IN MILLIONS)
Tier 2 gasoline(1) ...................   $ 75   $ 29   $ 52   $ --   $ --   $ 156
Ultra low sulfur diesel(2) ...........     21     57    102     29     88     297
Other environmental(3) ...............    111    180     99     51     41     482
                                         ----   ----   ----   ----   ----   -----
     Total regulatory/environmental ..   $207   $266   $253   $ 80   $129   $ 935
                                         ====   ====   ====   ====   ====   =====

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(1)  In February 2000, the EPA promulgated the Tier 2 Motor Vehicle Emission
     Standards Final Rule for all passenger vehicles, establishing standards for sulfur content in gasoline. These regulations mandate that the average sulfur content of gasoline for highway use produced at any refinery not exceed 30 parts per million during any calendar year by January 1, 2006, with a phase-in beginning January 1, 2004. In order to comply with these regulations, CITGO is installing additional hydroprocessing facilities at its refineries. (Hydroprocessing facilities remove sulfur from oil by means of a chemical reaction which occurs when the oil is mixed with hydrogen, heated and processed over a catalyst.)

(2) Spending on Ultra Low Sulfur Diesel ("ULSD") assumes the EPA will require ULSD for on-road diesel in 2006 and ULSD for off-road diesel use in 2010. The ULSD program will require CITGO to make additional capital investments at its refineries. The estimates shown here are based on the installation of traditional hydroprocessing facilities. These regulations are not final and spending could be reduced if certain alternative regulatory schemes proposed by EPA are adopted. CITGO continues to evaluate new technological innovations which may reduce the required investment.

(3) Other environmental spending assumes approximately $308 million in spending during the period shown in the table to comply with New Source Review standards under the Clean Air Act. Aggregate spending to comply with these standards is estimated to be $320 million

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The estimate and time periods referred to in the preceding paragraphs are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from those forward-looking statements include the ability to implement successfully the associated improvements, the timing and extent of any interruption of operations during the installation of the improvements, and other factors discussed in filings made by CITGO with the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Report. CITGO does not undertake any obligation to release publicly any revision to its forward-looking statements to reflect events or circumstances after the date of this Report.




                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         CITGO PETROLEUM CORPORATION


Date:  October 8, 2004                   /s/      Larry Krieg
                                         -----------------------------------
                                                  Larry Krieg
                                             Vice President Finance